Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of:

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our report dated February 25, 2009, (July 6, 2009 as to Note 2), relating to the consolidated financial statements and financial statement schedule of Central European Media Enterprises Ltd. and subsidiaries (the "Company") appearing in the Current Report on Form 8-K of Central European Media Enterprises Ltd. dated July 6, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in the composition of reportable segments, the adoption of Statement of Financial Accounting Standards (FAS) No. 160, Non-controlling Interests in Consolidated Financial Statements – an amendment of ARB 51 and the adoption of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)); and

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our report dated February 25, 2009 as to the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Central European Media Enterprises Ltd. for the year ended December 31, 2008.

Deloitte LLP

London, United Kingdom

July 6, 2009